First Federal of Northern Michigan Bancorp, Inc. 10-K

EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

EXHIBIT 21

Subsidiaries of the Registrant

Parent Company	Subsidiary Companies	State of Incorporation

First Federal of Northern Michigan Bancorp, Inc.	First Federal of Northern Michigan	Federal

First Federal of Northern Michigan	Financial Services and Mortgage Corporation	Michigan

First Federal of Northern Michigan	FFNM Agency, Inc (1)	Michigan

(1)	FFNM Subsidiary was dissolved effective December 31, 2014.